LISA DONOHUE APPOINTED TO GAP INC. BOARD OF DIRECTORS

SAN FRANCISCO – November 9, 2021 – Gap Inc. (NYSE: GPS) announced today that Lisa Donohue has been elected to the Gap Inc. Board of Directors.  Donohue brings 30 years of global consumer, data and digital marketing leadership, including as CEO of two of the world’s leading marketing agencies. She currently serves on the Board of Directors of NRG Energy (NYSE: NRG), AcuityAds (NASDAQ: ATY) and Brown Jordan as well as She Runs It, a non-profit organization helping women access marketing, media and tech leadership roles.

As the former Chief Executive Officer of Publicis Spine, as well as a member of the Publicis Groupe Management Committee leading the marketing giant’s digital, data, technology and talent capabilities, she fused marketing and enterprise business transformation for clients. Prior to Publicis Spine, Donohue served as Global Brand President of Starcom Worldwide, and earlier as CEO of Starcom USA, where she led brand vision, client relationships, product and growth. Under her leadership, Starcom built industry-leading digital offerings with its data and analytics practice, oversaw more than $10 billion in media billings and ultimately became the most awarded media agency in the country.

“Ms. Donohue is a highly accomplished executive who brings diversity of thought and experience that will further strengthen the Board’s depth of talent,” said Bobby Martin, Executive Chairman, Gap Inc. “Her track record of unlocking growth through creativity and science will complement the Board’s oversight of Gap Inc.’s long-term strategy.”

“I am inspired to join the board of directors of Gap Inc., an iconic company - and its four powerful, global brands - with deep connections to consumers and a commitment to people, purpose and inclusion,” said Donohue. “I look forward to supporting this organization and its teams, and being part of Gap Inc.’s compelling next chapter.”

“Lisa is a brand-building visionary and proven authority in driving business transformation through customer-centric leadership,” said Sonia Syngal, CEO of Gap Inc. “Her unique perspective along with her passion for driving social impact will benefit our future growth strategies.”

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The Company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2020 net sales were $13.8 billion. For more information, please visit www.gapinc.com.

Gap Inc. Media Contact:
Megan Foote
press@gap.com

Gap Inc. Investor Contact:
Steve Austenfeld
Steve_austenfeld@gap.com